                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 -------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT To 13d-2(b)

                        (Amendment No. ____________)/1/



                                 Probex Corp.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   742670201
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                February 5, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)




---------------------
/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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-----------------------                                  ---------------------
  CUSIP NO. 742670201                   13G                PAGE 2 OF 6 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    Bechtel Group, Inc.
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      94-2681915

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,428,572
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,428,572
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,428,572

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (See Instructions)                                            [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
12
      CO

------------------------------------------------------------------------------
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-----------------------                                  ---------------------
  CUSIP NO. 742670201                   13G                PAGE 3 OF 6 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    United Infrastructure Company, LLC
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      94-3387397

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,428,572
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,428,572
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,428,572

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (See Instructions)                                            [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
12
      OO

------------------------------------------------------------------------------
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-----------------------                                  ---------------------
  CUSIP NO. 742670201                   13G                PAGE 4 OF 6 PAGES
-----------------------                                  ---------------------


Item 1(a) Name of Issuer:
          Probex Corp.

Item 1(b) Address of Issuer's Principal Executive Offices:
          1467 Lemay, Suite 111, Carollton, TX 75007

Item 2(a) Name of Person(s) Filing:
          Bechtel Group, Inc. ("BGI"), on its own behalf and on behalf of its indirect wholly-owned subsidiary, United Infrastructure Company, LLC ("UIC"), record owner of the securities.

Item 2(b) Address of Principal Business Office:
          P.O. Box 193965
          San Francisco, CA 94119 (both BGI and UIC)

Item 2(c) Citizenship:   Delaware (both BGI and UIC)

Item 2(d) Title of Class of Securities:  Common Stock

Item 2(e) CUSIP Number:  742670201

Item 3 If this statement is filed pursuant to rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

          (a)  [_]  Broker or dealer registered under Section 15 of the Act,

          (b)  [_]  Bank as defined in Section 3(a)(6) of the Act,

          (c)  [_]  Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [_] Investment Company registered under Section 8 of the Investment Company Act,

          (e) [_] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

          (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

          (g) [_] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see Item 7,

          (h)  [_]  Group, in accordance with Rule 13d-1(b)(I)(ii)(H).


Item 4    Ownership

          (a) Amount Beneficially Owned:

              1,428,572 shares

          (b) Percent of Class:

              5.5%
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  CUSIP NO. 742670201                   13G                PAGE 5 OF 6 PAGES
-----------------------                                  ---------------------

          (c) Number of shares as to which such person has:

              i)   sole power to vote or to direct the vote

                   0

              ii)  shared power to vote or to direct the vote

                   1,428,572

              iii) sole power to dispose or to direct the disposition of

                   0

              iv)  shared power to dispose or to direct the disposition of

                   1,428,572


                   BGI hereby disclaims any beneficial ownership of any of the shares of common stock of the Issuer issued to UIC, as reported herein.

Item 5    Ownership of 5% or Less of a Class:

          Not Applicable

Item 6    Ownership of More than 5% on Behalf of Another Person:

          Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not Applicable

Item 8    Identification and Classification of Members of the Group:

          Not Applicable

Item 9    Notice of Dissolution of the Group:

          Not Applicable

Item 10   Certification.

          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and are not held in connection with or as a participant in any transaction having that purpose or effect.

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  CUSIP NO. 742670201                   13G                PAGE 6 OF 6 PAGES
-----------------------                                  ---------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                                  Schedule 13G
                   Under the Securities Exchange Act of 1934


                                   Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    February 9, 2001
                                    ---------------------------------------
                                                     (Date)

                                    BECHTEL GROUP, INC.

                                    By:  /s/ W. Foster Wollen
                                        -----------------------------------
                                                   (Signature)

                                    W. Foster Wollen, Senior Vice President
                                    ---------------------------------------
                                                  (Name/Title)